EXHIBIT 99.1

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1, dated October 30, 2007 and effective as of the 31st day of July 2007, to that certain Employment Agreement, dated as of August 1, 2005 (the “Employment Agreement”), by and between Hi-Tech Pharmacal Co., Inc. (the “Corporation”) and William Peters (the “Executive”).

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed (i) to extend the term of the Employment Agreement; (ii) to increase the compensation thereunder; (iii) to change the date stock options are to be granted to the Executive; (iv) to change the payment to Executive in the event of a Change of Control, as defined in the Employment Agreement; and (v) to amend the Employment Agreement accordingly.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.     All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

2.     Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 3. Term of Employment. The term of this contract shall commence on August 1, 2005 and shall continue until July 31, 2009 and shall automatically renew for successive one year terms unless terminated by the Corporation upon six months’ advance written notice to Executive of the Corporation’s decision not to renew the contract, or by Executive, upon 30 days advance written notice to the Corporation, or unless earlier terminated pursuant to the provisions of Section 5 hereof.”

3.     Section 4.1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.1. Compensation. As compensation for his services hereunder the Corporation shall pay Executive (i) for the period August 1, 2007 through July 31, 2008, an annual salary (“Salary”) equal to $242,550 ($4,664.42 per week) and (ii) for the period August 1, 2008 through July 31, 2009, a Salary equal to $254,677.50 ($4,897.64 per week). The Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.”

4.     Section 4.2(B) of the Employment Agreement is hereby amended by adding the following sentence to the end of such Section: “Notwithstanding the foregoing, all future options to purchase shares of the Corporation’s Common Stock shall be granted annually to the Executive on the same date as all other stock options are granted to the Corporation’s employees and management.”

5.     Section 11.1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“11.1. Payment on Change in Control. The Corporation will provide or cause to be provided to Executive the rights and benefits described below during the term of this Agreement, following a Change in Control. In the event of a Change in Control the Corporation shall pay or cause its successor to pay to Executive, in cash, in a lump sum within 15 days after the Change in Control, an amount equal to 2 times Executive’s base compensation which equals the sum of the following: (i) Executive’s annual salary on the day preceding the Change in Control, plus (ii) Executive’s annual bonus for the year immediately preceding the Change in Control. In addition, following a Change in Control, at no cost to Executive, the Corporation shall maintain for Executive and Executive’s dependents, all health, insurance and welfare benefits for the lesser of one year or until Executive and his dependents are eligible for similar health, insurance and welfare benefits from Executive’s new employer.”

6.     Except as modified by this Amendment No. 1, in all other respects the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

By:	/s/ David Seltzer
Dated: October 30, 2007

By:	/s/ William Peters
Dated: October 30, 2007